Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Election of Elsy Boglioli as an Independent Director

Washington, D.C., April 10, 2023 — FTI Consulting, Inc. (NYSE: FCN) today announced that its Board of Directors (the “Board”) elected Elsy Boglioli as a director of the Company effective on April 7, 2023. Ms. Boglioli joins the Board as an independent director, following the action of the Board on April 6, 2023 to increase its overall size to ten directors from nine directors effective April 7, 2023.

Ms. Boglioli, age 41, founded and has been the Chief Executive Officer of Bio-Up, a consulting firm providing advisory services to companies in the healthcare technology field, since September 2019. From December 2017 to August 2019, Ms. Boglioli served as Executive Vice President and Chief Operating Officer of Cellectis, a clinical-stage biopharmaceutical company focusing on cell therapies. From January 2006 to November 2017, Ms. Boglioli was employed by the Boston Consulting Group, where she most recently served as a Partner and Managing Director, as well as leader of its biotech-focused business in Europe and as a member of its global Strategy and Biopharma practice leadership teams. Ms. Boglioli has served as a member of the Board of Directors of GenSight Biologics S.A., a French publicly held biopharma company focusing on gene therapies, since October 2020, and serves as the Chair of the Nomination Committee. Ms. Boglioli has also served as a member of the Board of Directors of OSE Immunotherapeutics S.A., a French publicly held clinical-stage biotechnology company focused on immunotherapies, since July 2021, and is a member of its Nomination and Remuneration Committee. She is also the Chair of the Board of Directors of TreeFrog Therapeutics, a privately held biotechnology company focused on expanding access to cell therapies, and is a member of the Boards of Directors of other privately held companies in the heathcare technologies field: Inova.io, Laverock Therapeutics, Metafora Biosystems and Womed Tech.

“I am delighted to welcome Elsy to the FTI Consulting Board,” said Gerard E. Holthaus, non-executive Chairman of the Board of FTI Consulting. “With more than 15 years of professional services experience in building businesses in international markets, Elsy will be a great asset to our Board.”

Commenting on her election, Ms. Boglioli said, “FTI Consulting has experienced tremendous growth in the last several years, and I am thrilled to be joining the Company’s Board. I look forward to working with my fellow directors to guide the next chapter of growth and expansion of FTI Consulting.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,600 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.03 billion in revenues during fiscal year 2022. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. For more information, visit www.fticonsulting.com.

# # #